Exhibit 99.2

DEBT SETTLEMENT AND RELEASE AGREEMENT

This Debt Settlement Agreement (the "Agreement") is dated as of the 30th day of April, 2013 (the “Effective Date”), by and between Enhance Skin Products Inc., a Nevada corporation having an address at 100 King Street West, Suite 5600, Toronto, ON M5X 1C9 Facsimile 416-644-8801("Enhance"), and Stepp Law Corporation, a California corporation having an address at 15707 Rockfield Boulevard, Suite 101, Irvine, CA 92618 Facsimile 949-660-9010 (“Stepp”), hereinafter collectively referred to as the “Parties”.

WHEREAS, Stepp has provided legal services to Enhance (the “Services”) and made certain disbursements on behalf of Enhance in the course of the provision of those legal services (the “Disbursements”); and

WHEREAS, Enhance is indebted to Stepp for the Services and the Disbursements in the amount of US$138,752 (the “Principal Amount”); and

WHEREAS, Enhance is currently negotiating a debt settlement agreement with its one remaining major creditor, Heenan Blakie LLP (“Heenan Blakie”)

WHEREAS, the Parties hereby desire to settle and release all outstanding debts, obligations and liabilities with respect thereto, and all accrued and unpaid interest, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, THIS AGREEEMENT WITNESS that for good and valuable consideration of the mutual covenants and agreements contained herein, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

I.              ACKNOWLEDGEMENT OF DEBT

1.01        The Parties hereby acknowledge and agree that Enhance is, as of the Effective Date, indebted to Stepp for the Principal Amount, and that the Principal Amount constitutes the entire amount of indebtedness owing to Stepp.

II.             SETTLEMENT AMOUNT

2.01        Stepp hereby agrees to accept from Enhance, as satisfaction of the Principal Amount, amounts (a) – (c) below (the “Settlement Amounts”), subject to the repayment terms and provisions of this Agreement:

(a)	US$6,938 (the “First Cash Tranche”);
(b)	US$27,750 (the “Second Cash Tranche”); and
(c)
2,312,533 common shares of Enhance (the “Shares”) representing US$4,856.32,  such amount being calculated based on the $0.0021 trading price per common share of Enhance on the last reported trade on the OTC market at or before the Effective Date.

Without limited the generality of the foregoing, Stepp shall forgive the remaining $99,207.68 of the Principal Amount.

2.02         The First Cash Tranche is due within five (5) business days of Enhance entering into a debt settlement agreement with Heenan.

2.03        The Second Cash Tranche is due from (i) any monies received by Enhance from Age Reversal, Inc. pursuant to the terms of the Agreement and Plan of Merger between Enhance and Age Reversal, Inc.(the “ARI Reimbursement”) and (ii) the proceeds of any fundraising by Enhance that brings the aggregate fundraising since the Effective Date by Enhance to at least one million United States dollars (the “Fundraising”).  The Second Tranche is due within five (5) business days of Enhance receiving the ARI Reimbursement or the proceeds of the Fundraising as the case may be.

2.04         The Shares are due within five (5) business days of Enhance entering into a debt settlement agreement with Heenan. Stepp understands that the Shares have not been, and will not be, registered under the Securities Act of 1933 (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Stepp’s representations as expressed herein.  Stepp understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Stepp must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Stepp acknowledges that the Company has no obligation to register or qualify the Shares.  Stepp further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares.

Stepp understands that the Shares may bear may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

III.           REPRESENTATIONS AND WARRANTIES OF STEPP

3.01        Stepp hereby represents and warrants to Enhance as follows:

(a)       Stepp has not assigned its rights to receive the Principal Amount to any third party; and

(b)       Stepp is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

IV.           RELEASES

4.01         Except for the obligations set out in this Agreement, Stepp hereby releases and forever discharges Enhance and its, employees, officers, directors, successors and assigns of and from all actions, causes of action, damages, claims and demands whatsoever, which Stepp had, now has or which Stepp hereafter can, shall or may have for any reason whatsoever, including but not limited to all actions, causes of action, damages claims and demands arising out of any indebtedness, liabilities or obligations owing by Enhance to Stepp, including without limitation the Principal Amount.

4.02        Enhance hereby releases and forever discharges Stepp and its, employees, officers, directors, successors and assigns of and from all actions, causes of action, damages, claims and demands whatsoever, which Enhance had, now has or which Enhance hereafter can, shall or may have for any reason whatsoever, including but not limited to all actions, causes of action, damages claims and demands arising out of any and all services provided by Stepp to Enhance.

4.03        It is understood that there is a risk that subsequent to the execution and delivery of this Agreement that losses, damages, claims, or injuries might exist or be discovered which either Party may be able to assert against the other Party, but which are unknown or unanticipated by the respective releasing Party, for whatever reason, at the time of the execution and delivery of this Agreement; provided, however, it is nonetheless specifically agreed that the releases specified in this Agreement are fully and completely effective, regardless of any present lack of knowledge by the Parties, or either of them, as to those claims, charges, complaints, liabilities, obligations, debts, suits, demands, grievances, losses, damages, costs, expenses, rights, actions or causes of action that may have been or may be asserted against each other.

V.             EFFECTIVE TIME OF RELEASE

5.01         The releases provided in this Agreement shall be effective upon receipt of the later to occur of the receipt by Stepp of the (i) First Cash Tranche and (ii) the Shares.

VI.           GENERAL PROVISIONS

6.01        Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified herein prior to 6:30 p.m. (Toronto, Ontario time) on a business day,

(b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified herein on a day that is not a business day or later than 6:30 p.m. (Toronto, Ontario time) on any business day, (c) the business day following the date of mailing, if sent by Canadian nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth in the recitals to this Agreement.

6.02         This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

6.03         This Agreement may not be changed orally, but only by an instrument in writing signed by the Parties.

6.04         This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters.

6.05         The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

6.06         If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

6.07         This Agreement is governed and constructed under and in accordance with the laws of the Province of Ontario without giving effect to principles of conflicts of law.  For purposes of any action or proceeding involving this Agreement each of the Parties to this Agreement expressly submits to the jurisdiction of the federal and provincial courts located in the Province of Ontario and consents to the service of any process or paper by registered mail or by personal service within or without the Province of Ontario in accordance with applicable law, provided a reasonable time for appearance is allowed.

6.08         This Agreement may be executed in separate counterparts, none of which need contain the signature of all parties, each of which shall be deemed to be an original and all of which taken together constitute one and the same instrument.  It is not necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the Parties to this Agreement is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Enhance Skin Products Inc.

By:____________________________________
Donald Nicholson
President, Chief Executive Officer

Stepp Law Corporation

By: _________________________________________
Name
Title